EXHIBIT 99.1

2009 Report to Shareholders

Good afternoon, I am Joe Steinberg, Chairman of HomeFed Corporation. Welcome to the San Elijo Hills Visitors’ Center and your 2009 annual meeting. (Let me introduce our Directors and Officers). For the record, in case a shareholder has been away in Timbuktu, this past year has been a disaster for the U.S. economy. In the months following our July meeting, it became apparent that the U.S. was in a financial mess greater than any since the Great Depression. Our economy is in a broad based and deep recession which maybe has not hit bottom. We just don’t know. For the moment HomeFed is mostly in hibernation.

At San Elijo we have remaining in inventory 171 entitled multi – family units and 441 single family lots. In the fourth quarter of 2006, four of the builders decided not to exercise their lot purchase options and forfeited $12.6 million in option payments. Subsequently, we have not marketed these lots and instead, intend to be patient and to wait for the market to recover. We know that there are limited development areas in North San Diego County and that the laws of supply and demand will eventually come into balance. In any event, the only buyers are vultures and we prefer to be the eater and not the eaten. This year, although builder interest seems to be increasing, we haven’t had any satisfactory offers that are compelling enough to make us sellers. The remaining lots, many with ocean views, are among the best lots in the community and all of San Diego County. San Diego has seen this movie many times before and we are confident in its recovery, although not any time soon and not to the previous ridiculous levels. With interest rates low and the prospect of inflation high we believe we are better off owning lots than cash.

We are close to completing construction of the first phase of the San Elijo Hills town center. This project consists of 12 residential condominiums above 11,000 square feet of retail shop space. The retail is anticipated to provide basic services including a dry cleaner, a Postal Annex, a realtor and so on. This first phase was designed as part of the theme of a small town at San Elijo, and as such, the mixed-use design over retail is unique and hopefully will represent great value for a buyer. We hope you will take a tour of the models and buy a condo. For our year ended December 31, 2008, we took a $4.2 million provision to reduce the carrying value of the proposed residential units in the town center when we became concerned that our original plan was uneconomic. We are proceeding with a redesign for the remainder of the town center, which will be for retail and office use only.

Late last year, we repurchased a 131 unit multifamily site from one of our builders for $6 million which we had sold to them in 2005 for $36 million. We also purchased approximately 400,000 shares of our common stock for $5.9 million representing about 5% of our outstanding shares. Both were good investments.

Although we are waiting on the sidelines until the market improves when it comes to selling our lots, there is no shortage of work and new deals to analyze, especially after a work force reduction that we implemented late last year. There are fewer but capable hands to do the work. We are continuing to make progress on the planning and approval work we have to do in Chula Vista where our Otay Land Company subsidiary owns 2,800 acres of land. The Land Offer Agreement we entered into in 2008 with the City of Chula Vista requires that the City process our entitlements within 24 months of our submitting a “complete application,” which should be done by the end of this month. Our plan provides for up to 6,050 residential units and 1.8 million square feet of commercial development. The majority of the development is in two urban centers based on a design done by Peter Calthorpe who also did the design of the San Elijo Hills town center. If we can keep the City of Chula Vista to its 24 month schedule, we may catch the market at the right time. Meeting this timetable will be a challenge as the City of Chula Vista is in terrible financial shape, but they also need the cash that development provides.

We are still waiting to hear from the 9th Circuit Court of Appeals on our appeal of the July 2006 ruling in the case that limits our right to require the previous owners and operators of the former shooting range that we now own in Chula Vista to contribute to the environmental clean – up costs. This parcel of land has approvals for 15 acres of limited-use commercial and 19 acres of industrial use. We have a preliminary site plan designed for the commercial area which may incorporate the disposal of the waste material if we, and the environmental agencies, decide that onsite disposal will be part of the clean – up.

In Madera County in the Central Valley just north of Fresno we own the Rampage Vineyard which is approximately 1,500 acres of land where we produce grapes for sale to wineries that make popular priced wines. In 2003, we purchased this property for a good price. Our intent was to develop a master planned community provided that we could acquire the necessary water rights and approvals for development. We have made some progress on finding the water supply although we have more work to do. There also remains a lawsuit with the former owner over his claims that we still owe him some money. In the meantime our vineyards are generating cash from the sale of grapes and we have an attractive asset to sell if we decide not to proceed with a development.

With the economy in such terrible shape there is no shortage of new deals to look at. We continue to see poorly conceived projects in overbuilt markets with too much debt and owners and lenders that won’t face reality. These delusions will not persist forever and we guess that in the next year or two we will see prices and structures for new acquisitions that make sense.

In conclusion, in spite of turmoil, we are confident in our financial position, liquidity, and lack of debt. Like all businesses,

we have things that we can control and things we cannot. We will continue to focus and execute on those items within our control. Those items outside our control are dealt with using a cloudy crystal ball and conservative assumptions. Hopefully, one day we will be out of hibernation with a mighty ROAR.